Exhibit 99.1

SAFETY INSURANCE GROUP, INC. ANNOUNCES THIRD QUARTER 2024 RESULTS AND DECLARES FOURTH QUARTER 2024 DIVIDEND

Boston, Massachusetts, November 5, 2024. Safety Insurance Group, Inc. (NASDAQ:SAFT) (“Safety” or the “Company”) today reported third quarter 2024 results.

George M. Murphy, Chairman of the Board of Directors, President and Chief Executive Officer, commented: “The direct written premium growth that Safety has experienced is impacting our top-line revenue, which increased by 21.9% for the nine months ended September 30, 2024 over the prior year. We continue to see increased policy counts and premium rate actions that are earning into our results and contributing to improvements in our loss ratios. While private passenger automobile loss severity trends remain higher than historical averages, we are seeing moderation during the current quarter. Our combined ratio for the quarter improved to 100.7% from 104.8% in the prior year. In addition, ongoing increases in other revenue lines contribute to stronger quarterly earnings per share and an increase in book value of 5.5%.”

Net income for the quarter ended September 30, 2024 was $25.9 million, or $1.73 per diluted share, compared to net income of $1.9 million, or $0.13 per diluted share, for the comparable 2023 period. Net income for the nine months ended September 30, 2024 was $62.6 million, or $4.24 per diluted share, compared to net income of $6.6 million, or $0.45 per diluted share, for the comparable 2023 period. Non-generally accepted accounting principles (“non-GAAP”) operating income, as defined below, for the quarter ended September 30, 2024 was $1.10 per diluted share, compared to $0.59 per diluted share, for the comparable 2023 period. Non-GAAP operating income for the nine months ended September 30, 2024 was $3.21 per diluted share, compared to $0.54 per diluted share, for the comparable 2023 period.

Safety’s book value per share increased to $57.38 at September 30, 2024 from $54.37 at December 31, 2023 resulting from net income offset by dividends paid. Safety paid $0.90 per share in dividends to investors during the quarters ended September 30, 2024 and 2023. Safety paid $3.60 per share in dividends to investors during the year ended December 31, 2023.

Today, our Board of Directors approved a $0.90 per share quarterly cash dividend on our issued and outstanding common stock payable on December 13, 2024 to shareholders of record at the close of business on December 2, 2024.

Direct written premiums for the quarter ended September 30, 2024 increased by $51.1 million, or 19.1%, to $318.2 million from $267.1 million for the comparable 2023 period. Direct written premiums for the nine months ended September 30, 2024 increased by $155.9 million, or 20.9%, to $901.0 million from $745.1 million for the comparable 2023 period. Net written premiums for the quarter ended September 30, 2024 increased by $41.5 million, or 16.5%, to $292.6 million from $251.1 million for the comparable 2023 period. Net written premiums for the nine months ended September 30, 2024 increased by $138.9 million, or 19.9%, to $837.8 million from $698.9 million for the comparable 2023 period.

The increases in direct written premiums and net written premiums are a result of new business production, and rate increases. For the nine months ended September 30, 2024, the Company achieved exposure count growth across all lines of business, including 10.7%, 5.2% and 9.4% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2023. Additionally, for the nine months ended September 30, 2024, average written premium per exposure increased

11.6%, 9.7% and 8.8% in Private Passenger Automobile, Commercial Automobile and Homeowners lines, respectively, compared to the same period in 2023.

Net earned premiums for the quarter ended September 30, 2024 increased by $44.3 million, or 20.6%, to $258.7 million from $214.4 million for the comparable 2023 period. Net earned premiums for the nine months ended September 30, 2024 increased by $133.3 million, or 21.9%, to $741.7 million from $608.4 million for the comparable 2023 period.

For the quarter ended September 30, 2024, losses and loss adjustment expenses incurred increased by $23.0 million, or 14.4%, to $182.5 million from $159.5 million for the comparable 2023 period. For the nine months ended September 30, 2024, losses and loss adjustment expenses incurred increased by $53.4 million, or 11.4%, to $523.6 million from $470.2 million for the comparable 2023 period. The increase in losses is driven by our larger policy counts and current market conditions, specifically inflationary impacts on our Private Passenger Automobile book of business.

Loss, expense, and combined ratios calculated for the quarter ended September 30, 2024, were 70.6%, 30.1%, and 100.7%, respectively, compared to 74.4%, 30.4%, and 104.8%, respectively, for the comparable 2023 period. The decrease in loss and expense ratios is due to is driven by the increase in earned premiums. The loss ratio is also favorably impacted by the moderation of loss severity in the Private Passenger Automobile line. Loss, expense, and combined ratios calculated for the nine months ended September 30, 2024 were 70.6%, 30.2%, and 100.8%, respectively, compared to 77.3%, 30.9%, and 108.2%, respectively, for the comparable 2023 period. The decrease in current year loss ratio is also impacted by favorable development of $10.1 million related to the Massachusetts Property Insurance Underwriting Association. The prior year loss ratio was impacted by a severe weather event, totaling $32.1 million of losses.

Total prior year favorable development included in the pre-tax results for the quarter ended September 30, 2024 was $8.6 million compared to $13.5 million for the comparable 2023 period. Total prior year favorable development included pre-tax results for the nine months ended September 30, 2024 was $38.9 million compared to $35.0 million for the comparable 2023 period.

Net investment income for the quarter ended September 30, 2024 decreased by $1.8 million, or 12.8% to $12.2 million from $14.0 million for the comparable 2023 period. Net investment income for the nine months ended September 30, 2024 decreased by $0.6 million, or 1.3%, to $40.9 million from $41.5 million for the comparable 2023 period. The decrease is due to the earned interest from our higher yield bonds and variable rate secured and senior bank loans. Net effective annualized yield on the investment portfolio was 3.4% for the quarter ended September 30, 2024 compared to 4.0% for comparable 2023 period. Net effective annualized yield on the investment portfolio was 3.9% for both the nine months ended September 30, 2024 and 2023. The investment portfolio’s duration on fixed maturities was 3.4 years at September 30, 2024 compared to 3.6 years at December 31, 2023.

Non-GAAP Measures

Management has included certain non-GAAP financial measures in presenting the Company’s results. Management believes that these non-GAAP measures are useful to explain the Company’s results of operations and allow for a more complete understanding of the underlying trends in the Company’s business. These measures should not be viewed as a substitute for those determined in accordance with generally accepted accounting principles (“GAAP”). In addition, our definitions of these items may not be comparable to the definitions used by other companies.

Non-GAAP operating income and non-GAAP operating income per diluted share consist of our GAAP net income adjusted by the net realized gains on investments, change in net unrealized gains on equity securities, credit loss benefit (expense) and taxes related thereto. For the three months ended September 30, 2024, an increase of $10.7 million for the change in unrealized gains on equity securities was recognized within income before income taxes, compared to a decrease of $9.2 million recognized in the comparable 2023 period. For the nine months ended September 30, 2024, an increase of $14.9 million for the change in unrealized gains on equity securities was recognized in income before income taxes, compared to a decrease of $2.1 million recognized in the comparable 2023 period. Net income and earnings per diluted share are the GAAP financial measures that are most directly comparable to non-GAAP operating income and non-GAAP operating income per diluted share, respectively. A reconciliation of the GAAP financial measures to these non-GAAP measures is included in the financial highlights below.

About Safety: Safety Insurance Group, Inc., based in Boston, MA, is the parent of Safety Insurance Company, Safety Indemnity Insurance Company, Safety Property and Casualty Insurance Company, Safety Northeast Insurance Company, and Safety Northeast Insurance Agency. Operating exclusively in Massachusetts, New Hampshire, and Maine, Safety is a leading writer of property and casualty insurance products, including private passenger automobile, commercial automobile, homeowners, dwelling fire, umbrella and business owner policies.

Additional Information: Press releases, announcements, U. S. Securities and Exchange Commission (“SEC”) Filings and investor information are available under “About Safety,” “Investor Information” on our Company website located at www.SafetyInsurance.com. Safety filed its December 31, 2023 Form 10-K with the SEC on February 28, 2024 and urges shareholders to refer to this document for more complete information concerning Safety’s financial results.

Contacts:

Safety Insurance Group, Inc.

Office of Investor Relations

877-951-2522

InvestorRelations@SafetyInsurance.com

Cautionary Statement under "Safe Harbor" Provision of the Private Securities Litigation Reform Act of 1995:

This press release contains, and Safety may from time to time make, written or oral "forward-looking statements" within the meaning of the U.S. federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “aim,” “projects,” or words of similar meaning and expressions that indicate future events and trends, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may”. All statements that address expectations or projections about the future, including statements about the Company’s strategy for growth, product development, market position, expenditures and financial results, are forward-looking statements.

Forward-looking statements are not guarantees of future performance. By their nature, forward-looking statements are subject to risks and uncertainties. There are a number of factors, many of which are beyond our control, that could cause actual future conditions, events, results or trends to differ significantly and/or materially from historical results or those projected in the forward-looking statements. These factors include but are not limited to:

●	The competitive nature of our industry and the possible adverse effects of such competition;
●	Conditions for business operations and restrictive regulations in Massachusetts;
●	The possibility of losses due to claims resulting from severe weather;
●	The impact of inflation and supply chain delays on loss severity;
●	The possibility that the Commissioner of Insurance may approve future rule changes that change the operation of the residual market;
●	The possibility that existing insurance-related laws and regulations will become further restrictive in the future;

●	The impact of investment, economic and underwriting market conditions, including interest rates and inflation;
●	Our possible need for and availability of additional financing, and our dependence on strategic relationships, among others; and
●	Other risks and factors identified from time to time in our reports filed with the SEC, such as those set forth under the caption “Risk Factors” in our Form 10-K for the year ended December 31, 2023 filed with the SEC on February 28, 2024.

We are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events, or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements.

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(Dollars in thousands, except share data)

	September 30,	December 31,
	2024	2023
	(Unaudited)
Assets
Investments:
Fixed maturities, available for sale, at fair value (amortized cost: $1,141,326 and $1,120,682, allowance for expected credit losses of $1,545 and $1,208)	$1,098,984	$1,052,145
Short term investments, at fair value (cost: $19,729 and $0)	19,729	—
Equity securities, at fair value (cost: $195,247 and $221,809)	226,340	238,022
Other invested assets	157,883	133,946
Total investments	1,502,936	1,424,113
Cash and cash equivalents	62,598	38,152
Accounts receivable, net of allowance for expected credit losses of $701 and $1,053	311,443	256,687
Receivable for securities sold	2	124
Accrued investment income	7,646	7,261
Taxes recoverable	2,233	623
Receivable from reinsurers related to paid loss and loss adjustment expenses	26,880	13,129
Receivable from reinsurers related to unpaid loss and loss adjustment expenses	131,596	112,623
Ceded unearned premiums	37,682	32,346
Deferred policy acquisition costs	106,517	91,917
Deferred income taxes	4,837	12,150
Equity and deposits in pools	9,691	35,247
Operating lease right-of-use-assets	16,845	19,756
Goodwill	17,093	17,093
Intangible assets	7,967	7,551
Other assets	24,672	25,232
Total assets	$2,270,638	$2,094,004

Liabilities
Loss and loss adjustment expense reserves	$644,175	$603,081
Unearned premium reserves	621,975	528,150
Accounts payable and accrued liabilities	69,039	64,235
Payable for securities purchased	6,867	1,863
Payable to reinsurers	30,296	15,941
Short-term debt	30,000	—
Long-term debt	—	30,000
Operating lease liabilities	16,845	19,756
Other liabilities	—	26,711
Total liabilities	1,419,197	1,289,737

Shareholders’ equity
Common stock: $0.01 par value; 30,000,000 shares authorized; 17,995,584 and 17,949,484 shares issued	180	179
Additional paid-in capital	229,891	226,380
Accumulated other comprehensive loss, net of taxes	(32,230)	(53,191)
Retained earnings	803,893	781,192
Treasury stock, at cost: 3,157,577 shares	(150,293)	(150,293)
Total shareholders’ equity	851,441	804,267
Total liabilities and shareholders’ equity	$2,270,638	$2,094,004

Safety Insurance Group, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

(Dollars in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023

Net earned premiums	$258,657	$214,425	$741,654	$608,385
Net investment income	12,210	14,005	40,941	41,495
Earnings from partnership investments	4,345	2,427	8,597	5,146
Net realized gains on investments	1,314	270	4,521	1,111
Change in net unrealized gains on equity securities	10,698	(9,184)	14,880	(2,148)
Credit loss expense	(158)	403	(337)	(554)
Commission income	1,963	1,918	5,798	5,159
Finance and other service income	6,253	5,094	17,244	13,966
Total revenue	295,282	229,358	833,298	672,560

Losses and loss adjustment expenses	182,489	159,521	523,630	470,197
Underwriting, operating and related expenses	77,868	65,217	224,056	187,832
Other expense	1,896	2,005	5,480	5,198
Interest expense	124	139	385	697
Total expenses	262,377	226,882	753,551	663,924

Income before income taxes	32,905	2,476	79,747	8,636
Income tax expense	7,016	527	17,144	2,023
Net income	$25,889	$1,949	$62,603	$6,613

Earnings per weighted average common share:
Basic	$1.74	$0.13	$4.24	$0.45
Diluted	$1.73	$0.13	$4.24	$0.45

Cash dividends paid per common share	$0.90	$0.90	$2.70	$2.70

Number of shares used in computing earnings per share:
Basic	14,838,584	14,645,988	14,689,025	14,669,709
Diluted	14,865,211	14,682,082	14,715,494	14,721,063

Reconciliation of Net Income to Non-GAAP Operating Income

Net income	$25,889	$1,949	$62,603	$6,613
Exclusions from net income:
Net realized gains on investments	(1,314)	(270)	(4,521)	(1,111)
Change in net unrealized gains on equity securities	(10,698)	9,184	(14,880)	2,148
Credit loss expense	158	(403)	337	554
Income tax expense (benefit) on exclusions from net income	2,489	(1,787)	4,003	(334)
Non-GAAP operating income	$16,524	$8,673	$47,542	$7,870

Net income per diluted share	$1.73	$0.13	$4.24	$0.45
Exclusions from net income:
Net realized gains on investments	(0.09)	(0.02)	(0.31)	(0.08)
Change in net unrealized gains on equity securities	(0.72)	0.63	(1.01)	0.15
Credit loss expense	0.01	(0.03)	0.02	0.04
Income tax expense (benefit) on exclusions from net income	0.17	(0.12)	0.27	(0.02)
Non-GAAP operating income per diluted share	$1.10	$0.59	$3.21	$0.54

Safety Insurance Group, Inc. and Subsidiaries

Additional Premium Information

(Unaudited)

(Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Written Premiums
Direct	$318,182	$267,124	$901,032	$745,133
Assumed	5,122	7,472	22,885	23,230
Ceded	(30,692)	(23,509)	(86,075)	(69,423)
Net written premiums	$292,612	$251,087	$837,842	$698,940

Earned Premiums
Direct	$282,916	$231,249	$800,708	$654,085
Assumed	4,719	6,839	21,684	22,357
Ceded	(28,978)	(23,663)	(80,738)	(68,057)
Net earned premiums	$258,657	$214,425	$741,654	$608,385